UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Advanta Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WELSH AND MCKEAN ROADS

P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2004

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the “Company”) will be held at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Wednesday, June 9, 2004 at 1:00 p.m. (the “Meeting”) for the following purposes:

1.	To elect four directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on Friday, April 30, 2004 as the record date for the Meeting. Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

      The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

Elizabeth H. Mai
Secretary

Dated: April 30, 2004

WELSH AND MCKEAN ROADS

P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON WEDNESDAY, JUNE 9, 2004

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp., a Delaware corporation (the “Company”), to be used at the Annual Meeting of Stockholders, to be held at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Wednesday, June 9, 2004 at 1:00 p.m., and any adjournment or postponement thereof (the “Meeting”). This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company’s Class A Common Stock and Class A Preferred Stock on or about May 3, 2004.

      The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

      Shares represented by proxies received by the Company, where the stockholder has specified a choice with respect to the matters to be voted upon at the Meeting, will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted “FOR” the election of all four nominees for the Board of Directors.

      Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

      The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefore. In addition, the Company has retained Mellon Investor Services LLC to assist in the search for, and distribution of proxies to, beneficial owners of the Company’s Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $3,500, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Class A Common Stock of the Company. Beneficial owners of shares of Class B Common Stock, who are not entitled to vote at the Meeting, also will receive all proxy material (other than the proxy card itself), and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The expenses of such additional mailing will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Section 16(a) Beneficial Ownership Reporting Compliance
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
ELECTION OF DIRECTORS
PRE-APPROVAL POLICY FOR SERVICES BY INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT FEES
STOCKHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
HOUSEHOLDING INFORMATION

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

      Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at the close of business on April 30, 2004 are entitled to notice of, and to vote at the Meeting. On that date the Company had outstanding 9,606,885 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

      The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners

      The following table sets forth information as of April 15, 2004 (unless otherwise specified), about any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name.

		Amount and
		Nature of
		Beneficial		Percent
Title of Class	Name and Address of Beneficial Owner	Ownership		of Class

Class A Preferred	Gisela Alter(1)	1,010		100.00%
Class A Common	Dennis Alter(1)	3,046,067	(2)(3)(4)(5)	31.71%
	AXA Financial, Inc.(6)	972,830		10.13%
	Advanta Corp. Employee Stock Ownership Plan(7)	954,067		9.93%
	Dimensional Fund Advisors Inc.(8)	754,598		7.85%

(1)	The address for Gisela Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2)	Includes 551,695 shares owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes 454,703 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers, and 41,399 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers. Also includes 200,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by Gisela Alter, the wife of Dennis Alter.

(5)	Does not include shares held in trust for the benefit of employees of the Company participating in the Advanta Corp. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Alter is a trustee. As of December 31, 2003, the ESOP held 954,067 shares as follows: 129,040 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 825,027 shares which, as of December 31, 2003, had not been allocated to ESOP participants as to which the ESOP trustees may be deemed beneficial owners under Rule 13d-3 of the 1934 Act (“Rule 13d-3”). Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). Mr. Alter disclaims beneficial ownership of the 825,027 unallocated shares held by the ESOP.

(6)	Information as to shares held by AXA Financial, Inc. is based solely on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 10, 2004, whereby each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”) and AXA reported that it has sole voting power as to 725,563 shares and shared dispositive power as to 972,830 shares, or 10.13% of the class. In addition, AXA Financial, Inc. reported that it has no voting or dispositive power over these shares. According to the Schedule 13G, the Mutuelles AXA, as a group, acts as the parent holding company with respect to the holdings of certain AXA entities, AXA owns AXA Financial, Inc. and acts as the parent holding company with respect to the holdings of AXA Rosenberg Investment Management LLC, and AXA Financial, Inc. acts as the parent holding company with respect to the holdings of Alliance Capital Management L.P., an investment adviser and The Equitable Life Assurance Society of the United States, an insurance company and an investment advisor. The address of the Mutuelles AXA is 370, rue Saint Honore, 75001 Paris, France, except for AXA Courtage Assurance Mutuelle, whose address is 26, rue Louis le Grand, 75002 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.

(7)	The ESOP has sole voting power as to 825,027 unallocated shares and shared voting power as to 129,040 shares that have been allocated to ESOP participants. The allocated shares are voted by the ESOP trustees as directed by ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). The ESOP trustees are Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper. The address of the ESOP is Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(8)	Information as to shares held by Dimensional Fund Advisors Inc. (“Dimensional”) is based solely on a Schedule 13G filed with the SEC on February 6, 2004. According to its Schedule 13G, Dimensional is deemed to be the beneficial owner of the above-reported shares for purposes of Rule 13d-3 because it has the power to vote or direct the vote of and/or shares dispositive power with respect to these shares. Dimensional is deemed to be the beneficial owner of 754,598 shares, or 7.85% of the class, and has sole voting and dispositive power with respect to these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

Security Ownership of Management

      The following table sets forth certain information as of April 15, 2004 about the amount of Class A Common Stock and Class B Common Stock beneficially owned by: (i) each director and nominee for director of the Company; (ii) each person who served as the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers whose compensation exceeded $100,000 during 2003 (the “Named Executive Officers”); and (iii) all current directors and executive officers as a group. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable by June 15, 2004. None of the Company’s executive officers or directors beneficially owns any shares of the Class A Preferred Stock.

	Class A Common		Class B Common

	Amount And		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
	Ownership	of Class	Ownership(1)	of Class

Named Executive Officers/ Directors
Dennis Alter(2)(3)(4)(5)	3,046,067	31.71%	2,583,704	13.54%
William A. Rosoff(5)(6)	789	*	1,013,527	5.49%
Named Executive Officers
Jeffery D. Beck	800	*	98,229	*
Philip M. Browne(7)	38,980	*	298,921	1.66%
Christopher J. Carroll	162	*	69,505	*
Directors
Arthur P. Bellis(5)	26,058	*	112,203	*
Robert S. Blank	200	*	14,250	*
Max Botel	1,500	*	42,687	*
Dana Becker Dunn	0	*	40,095	*
Ronald Lubner	0	*	39,113	*
Olaf Olafsson(5)	0	*	130,220	*
Robert H. Rock	0	*	14,250	*
Michael A. Stolper(5)(8)	0	*	38,470	*
All current executive officers and directors as a group (14 persons)(2)(3)(4)(5)(6)(8)	3,115,692	32.43%	4,606,032	23.04%

*	Represents less than 1% of the indicated class of the Company’s Common Stock outstanding as of April 15, 2004.

(1)	Includes beneficial ownership of shares of Class B Common Stock issuable pursuant to the exercise of stock options that are currently exercisable or will become exercisable by June 15, 2004, as follows: Mr. Alter, 1,185,000 shares; Mr. Rosoff, 553,666 shares; Mr. Browne, 83,250 shares and 8,761 shares owned by his wife as to which Mr. Browne disclaims beneficial ownership; Mr. Carroll, 16,250 shares; Mr. Bellis, 23,220 shares; Mr. Blank, 14,250 shares; Mr. Botel, 23,220 shares; Ms. Dunn, 32,220 shares; Mr. Lubner, 32,220 shares; Mr. Olafsson, 38,220 shares; Mr. Rock, 14,250 shares; Mr. Stolper, 32,220 shares; and all current executive officers and directors as a group, 2,091,672 shares.

(2)	Includes 551,695 shares of Class A Common Stock owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes 454,703 shares of Class A Common Stock and 40,768 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers, and 41,399 shares of Class A Common Stock and 12,285 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers. Also includes 200,000 shares of Class A Common Stock and 36,400 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by the wife of Dennis Alter.

(5)	Does not include shares held in trust for the benefit of employees of the Company participating in the ESOP as to which Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper are trustees. As of December 31, 2003, the ESOP held 954,067 shares of Class A Common Stock as follows: 129,040 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 825,027 shares which, as of December 31, 2003, had not been allocated to ESOP participants as to which the ESOP trustees may be deemed beneficial owners under Rule 13d-3. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). Each of Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper disclaims beneficial ownership of the 825,027 unallocated shares held by the ESOP.

(6)	Does not include 200,000 shares of Class A Common Stock and 36,400 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Rosoff has shared voting and dispositive power. Mr. Rosoff disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

(7)	Includes 6,418 shares of Class B Common Stock held by Liane Browne, Mr. Browne’s wife. Mr. Browne disclaims beneficial ownership of all such shares.

(8)	Does not include 454,703 shares of Class A Common Stock and 40,768 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Stolper has shared voting and dispositive power. Mr. Stolper disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the 1934 Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of those reports which it has received, and written representations from the Company’s officers and directors who are Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 2003 through December 31, 2003 were made on a timely basis except as follows. With respect to David B. Weinstock, who was a Reporting Person during 2003, a Form 4 for one transaction was not timely filed; the Form 4 was subsequently filed.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, for the fiscal years specified, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers.

							LONG TERM
							COMPENSATION
							AWARDS
		ANNUAL COMPENSATION
							Restricted	Securities
						Other Annual	Stock	Underlying	All Other
Name and						Compensation	Award(s)	Options/SARs	Compensation($)
Principal Position	Year	Salary($)		Bonus($)(1)		($)(2)	($)(3)	(#)(4)	(5)(6)(7)(8)

Dennis Alter	2003	$0	(9)	$0	(9)	$136,322	$491,431	100,000	$31,487
Chairman of the Board and	2002	$0	(9)	$0	(9)	$39,665	$0	900,000	$52,614
Chief Executive Officer,	2001	$595,000		$535,500		$17,994	$0	841,998	$3,975,654
Advanta Corp.

William A. Rosoff	2003	$595,000		$155,000		$0	$0	100,000	$49,642
President and Vice Chairman	2002	$595,000		$155,016		$0	$1,784,992	100,000	$76,711
of the Board, Advanta Corp.	2001	$595,000		$2,535,550		$1,602,847	$0	141,998	$152,420

Philip M. Browne	2003	$503,000		$14,871		$0	$0	30,000	$23,687
Senior Vice President and	2002	$479,000		$247,916		$0	$920,000	30,000	$18,987
Chief Financial Officer,	2001	$435,000		$1,770,883		$0	$0	46,468	$389,301
Advanta Corp.

Jeffrey D. Beck	2003	$371,000		$6,563		$3,247	$0	121,625	$18,710
President, Advanta Bank	2002	$350,000		$61,556		$2,725	$787,224	18,000	$16,804
Corp. and Treasurer,	2001	$273,000		$595,893		$37,337	$0	51,973	$53,848
Advanta Corp.

Christopher J. Carroll(10)	2003	$271,000		$3,750		$0	$0	15,000	$15,328
Chief Credit Officer,	2002	$250,000		$0		$0	$400,000	10,000	$36,857
Advanta Corp. and Advanta	2001	$103,846		$113,506		$0	$41,665	15,000	$14,669
Bank Corp.

(1)	For 2003, includes the cash portion of bonuses pursuant to the Company’s AMIP Program for Messrs. Browne, Beck and Carroll. For 2002, there were no cash amounts awarded to any of the Named Executive Officers pursuant to the Company’s AMIP program. For 2001, includes the cash portion, if any, of bonuses pursuant to the Company’s AMIP program. With respect to Messrs. Browne and Beck, 2002 and 2001 amounts include payments relating to special bonuses received in recognition of their efforts in connection with the strategic alternatives process related to the mortgage business in the following amounts for 2002 and 2001, respectively: Mr. Browne, $106,250 and $743,750; and Mr. Beck, $61,556 and $430,893. With respect to Messrs. Rosoff and Browne, amounts include payments relating to special bonuses received in recognition of their contributions to the restructuring of the Company and other significant transitional efforts in the following amounts: Mr. Rosoff, $2,000,000 (plus reimbursement for taxes, as described in footnote 2 below) received in 2001; and Mr. Browne, $141,666 and $708,333 received in 2002 and 2001, respectively. With respect to Mr. Carroll, 2001 amount includes $105,172 paid to compensate him for a bonus from his prior employer that was forfeited in connection with his employment with the Company.

(2)	Includes above-market interest earned on deferred compensation pursuant to the Company’s deferred compensation programs, in the amounts listed with respect to each year as follows: Mr. Alter received $28,654, $39,665 and $17,994 for 2003, 2002 and 2001, respectively; and Mr. Beck received $3,247, $2,725 and $1,441 for 2003, 2002 and 2001, respectively. In 2003, the Company purchased fractional interests in aircraft. With respect to Mr. Alter, 2003 amount also includes $47,896 for non-business use of company transportation, including use of the Company’s fractional interests in aircraft. This amount represents more than 25% of Mr. Alter’s total perquisites and other personal benefits for 2003. The dollar value of perquisites and other personal benefits for Mr. Alter during 2002 and 2001 and for each of the other Named Executive Officers for 2003, 2002 and 2001 was less than applicable reporting thresholds. With respect to Mr. Rosoff, 2001 amount represents reimbursement for the taxes arising from his special bonus. With respect to Mr. Beck, 2001 amount includes reimbursement for the taxes arising from his relocation payment under his Relocation Agreement. Mr. Beck’s Relocation Agreement is described in this Proxy Statement under “Other Matters.”

(3)	During 2002, Messrs. Rosoff, Browne, Beck and Carroll received awards of restricted shares of Class B Common Stock pursuant to the Company’s AMIP V Program. As described in this Proxy Statement under “Compensation Committee Report on Executive Compensation,” the number of restricted shares issued to each Named Executive Officer (other than Mr. Alter) is an amount equal to the Named Executive Officer’s target bonus for performance years 2002, 2003, 2004 and 2005 divided by the grant date price per share. During 2002, Mr. Alter did not receive any restricted shares of Class B Common Stock under the Company’s AMIP V Program due to his voluntary relinquishment of his annual AMIP bonus for performance years 2002, 2003 and 2004, as described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.” During 2003, Mr. Alter received an award of restricted shares of Class B Common Stock pursuant to the Company’s AMIP V Program. The number of restricted shares issued to Mr. Alter is an amount equal to Mr. Alter’s target bonus for performance year 2005 divided by the grant date price per share. Non-preferential dividends are paid on these restricted shares. Shares vest ten years after the date of grant, but are subject to accelerated vesting on the basis of individual and Company business and performance objectives. To the extent that accelerated vesting is earned by a Named Executive Officer (other than Mr. Alter) with respect to any such performance year covered by the AMIP V Program, up to a maximum of one-fourth of the total shares granted under the AMIP V Program may become vested earlier. Mr. Alter’s shares granted under the AMIP V Program are only eligible for accelerated vesting for performance year 2005.

At December 31, 2003, all of the unvested restricted shares of Class B Common Stock held by Messrs. Alter, Rosoff, Browne, Beck and Carroll were shares granted pursuant to the Company’s AMIP programs. The number of unvested restricted shares of Class B Common Stock held and the market value of such restricted shares at December 31, 2003 were as follows: Mr. Alter, 55,781 shares, $709,534; Mr. Rosoff, 191,519 shares, $2,436,122; Mr. Browne, 100,407 shares, $1,277,177; Mr. Beck, 76,562 shares, $973,869; and Mr. Carroll, 43,750 shares, $556,500.

(4)	2001 amount includes options to purchase Class B Common Stock granted in connection with the AMIP Share Exchange Program, as follows: Mr. Alter, 41,998 options; Mr. Rosoff, 41,998 options; Mr. Browne, 16,468 options; and Mr. Beck, 10,348 options. With respect to Mr. Alter, 2002 and 2001 amounts also include 800,000 options and 700,000 options, respectively, representing the options granted to Mr. Alter in exchange for voluntarily relinquishing his salary and annual AMIP bonuses for the years 2002 through 2004, as described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.”

(5)	For 2003, includes matching contributions of $10,000 paid or payable by the Company to the accounts of Messrs. Rosoff, Browne, Beck and Carroll under the Employee Savings Plan, a 401(k) Plan, in respect of their 2003 participation in such plan. For 2003, also includes the value of shares of Class A Common Stock allocated to the accounts of Messrs. Rosoff, Browne, Beck and Carroll on December 31, 2003 pursuant to the Advanta Corp. Employee Stock Ownership Plan in the following amounts: Mr. Rosoff, $2,289; Mr. Browne, $2,289; Mr. Beck, $2,289; and Mr. Carroll, $2,095.

(6)	For 2003, includes (i) the value of Company paid term life insurance provided to all salaried employees in an amount equal to two times annual salary (capped at $750,000), (ii) the value of the premiums and related tax reimbursements for Company paid disability term life insurance, (iii) with respect to Mr. Browne, the premium for a Company paid term life insurance policy provided to Mr. Browne in the amount of $1,000,000, and (iv) with respect to Mr. Rosoff, amounts paid by the Company for certain executive financial planning services. The aggregate value of these benefits to the named individuals is included in the figures for 2003 in the following amounts: Mr. Alter, $2,777; Mr. Rosoff, $8,771; Mr. Browne, $4,925; Mr. Beck, $6,421; and Mr. Carroll, $2,612.

(7)	With respect to Messrs. Alter and Rosoff, the amounts shown in this column include benefits associated with certain split-dollar life insurance policies on the lives of each of Messrs. Alter and Rosoff, as to which the Company has made certain premium payments and the executive has the right to designate the beneficiary. In accordance with the terms of such policies, the Company will recover all of the cumulative premiums paid by the Company for the whole life portion of such policies. With respect to Messrs. Alter and Rosoff, the dollar value of the term life insurance benefit of these split-dollar life insurance policies is included for 2003 in the following amounts: Mr. Alter, $28,710; and Mr. Rosoff, $10,513. Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the executive’s beneficiary. Effective July 30, 2002, in response to the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Company stopped making split-dollar life insurance premium payments associated with such split dollar life insurance policies for the benefit of executive officers.

(8)	For 2003, includes interest paid or reimbursed by the Company on behalf of Messrs. Rosoff, Browne and Carroll pursuant to programs adopted by the Company’s Board of Directors, which interest accrued on the Named Executive Officers’ respective stock margin accounts in connection with margin loans against shares vested under the AMIP Program, in the following amounts: Mr. Rosoff, $18,069; Mr. Browne, $6,473 and Mr. Carroll, $621. Interest paid relates solely to loans that were in existence prior to the enactment of Sarbanes-Oxley.

(9)	Under a compensation arrangement approved by the Board of Directors on November 16, 2001 and January 30, 2002, Mr. Alter voluntarily relinquished his base salary and annual AMIP bonus compensation for the 2002, 2003 and 2004 performance years in exchange for awards of 700,000 options and 800,000 options to purchase shares of Class B Common Stock. The compensation arrangement is described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.”

(10)	2001 information represents compensation to Mr. Carroll from August 2001, when he joined the Company.

Stock Option/ SAR Grants

      The following table contains information concerning the stock options granted under the Company’s 2000 Omnibus Stock Incentive Plan to the Named Executive Officers during 2003. All options granted in 2003 are options to purchase shares of Class B Common Stock. There were no SARs granted during 2003.

Option Grants in Last Fiscal Year

	Individual Grants(1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration	Grant Date
Name	Granted	Fiscal Year	($/sh)	Date	Value($)

Dennis Alter	100,000	9.92%	$7.910	04/30/13	$337,500	(2)
William A. Rosoff	100,000	9.92%	$7.910	04/30/13	$337,500	(2)
Philip M. Browne	30,000	2.98%	$7.910	04/30/13	$101,300	(2)
Jeffrey D. Beck	21,625	2.15%	$7.910	04/30/13	$73,000	(2)
Christopher Carroll	15,000	1.49%	$7.910	04/30/13	$50,600	(2)

(1)	Options become exercisable in equal installments on the first four anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(2)	Fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.17%; expected dividend yield of 3.82%; expected life of seven years; and volatility of 59.34%.

Stock Option/ SAR Exercises and Holdings

      The following table sets forth information relating to options exercised during 2003 by the Named Executive Officers, and the number and value of options held on December 31, 2003 by such individuals. There were no SARs outstanding at any time during the year ended December 31, 2003.

Aggregate Option/ SAR Exercises in Last Year

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at FY-End(#)		Options at FY End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis Alter	0	$0	816,998	1,025,000	$3,441,236	$4,285,550
William A. Rosoff	0	$0	528,664	242,000	$615,236	$796,750
Philip M. Browne	0	$0	84,718	71,750	$340,843	$273,694
Jeffrey D. Beck	0	$0	103,422	59,615	$250,336	$190,846
Christopher Carroll	0	$0	10,000	30,000	$14,425	$107,625

(1)	The value of unexercised, in-the-money options is the number of shares underlying options times the difference between the exercise price of the options and the fair market value of the Class B Common Stock at December 31, 2003.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Introduction

      The Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing, monitoring and implementing the Company’s overall compensation philosophy and strategy. Each member of the Committee qualifies as an independent director under applicable NASDAQ rules, as a “non-employee director” under applicable SEC rules and as an “outside director” under applicable IRS rules. The Committee determines compensation for “executive officers” (as that term is defined for purposes of Section 16 of the 1934 Act, and referred to as the “executive officers” throughout this report), other than members of the Office of the Chairman. The Committee makes recommendations regarding compensation of members of the Office of the Chairman for review and final determination by the Board of Directors. The Office of the Chairman presently consists of Mr. Alter, Chairman and Chief Executive Officer (“CEO”), and Mr. Rosoff, President and Vice Chairman of the Board. Additionally, members of the Committee serve as the Plan Administration Committee, established under the Company’s 2000 Omnibus Stock Incentive Plan (the “Omnibus Plan”), which is responsible for administering the Omnibus Plan with respect to the Company’s executive officers, including the Named Executive Officers. The Committee, functioning in its capacity as the Plan Administration Committee administers the granting of equity-based and annual incentive awards with respect to the Company’s executive officers. Recommendations made by the Plan Administration Committee with respect to the members of the Office of the Chairman are recommended for review and final determination by the Board of Directors.

      This report describes the cash and equity-based compensation for 2003 of Mr. Alter and each of the four most highly compensated executive officers other than the CEO who were serving as executive officers as of December 31, 2003 (collectively referred to in this report as the “Named Executive Officers”).

Compensation Philosophy for Executive Officers

      Compensation programs for the Company’s leaders are intended to further the short- and long-term business objectives of the Company by securing, retaining and motivating management employees of high caliber and potential. The Company’s compensation programs are also designed to link executive compensation to overall business objectives and results and to align executive compensation with stockholder return.

      The executive compensation program includes base salary, annual bonuses, and long-term incentives. Executive compensation may also include special performance and retention awards. Target levels of overall compensation are intended to be competitive with the pay practices of other financial services companies that compete with the Company for executive talent (the “peer group”). While peer group data provides a useful guide for comparative purposes, we believe that a successful compensation program also requires the application of sound judgment with respect to individuals’ financial and non-financial performance, in order to achieve the Company’s objectives of motivating and retaining valued employees.

Components of Executive Compensation

      Base Salary. The Company establishes base salaries based upon periodic comparison to the salaries paid by companies in the peer group. Salary increases are based on several factors, including the nature and scope of the executive’s responsibilities, an evaluation of the executive’s performance, and the impact of the executive’s activities on the Company’s business objectives and overall performance. The Company’s philosophy is to offer competitive fixed compensation in addition to the variable components of total compensation for executives, i.e., annual bonuses and long-term incentives.

      Annual Bonuses. The Company’s compensation program for executives includes an annual bonus program. Each executive officer has an annual “target bonus,” specified as a percentage of his or her base salary. Target bonuses vary depending on the executive officer’s position in the Company and can range from 15% to 75% of base salary. Actual bonuses awarded are paid at amounts above, below or equal to the executive’s target bonus based on the extent to which individual and Company business objectives and performance goals are satisfied or exceeded. The annual bonus may be paid to the executive in cash and/or in shares of the Company’s Class B Common Stock, pursuant to the Advanta Management Incentive Program (“AMIP”) described below.

      Long-Term Incentives. The Committee believes the share ownership opportunity provided by equity-based compensation emphasizes and reinforces the mutuality of interests among employees and the other stockholders. The Omnibus Plan provides the Company with the ability to create and tailor a variety of equity-based long-term compensation programs that align with stockholder returns.

      AMIP. The Company offers its executive officers long-term incentives through its AMIP Programs, which are administered by the Plan Administration Committee under the Omnibus Plan. The AMIP program offers participants, with the exception of the members of the Office of the Chairman, the opportunity to elect to receive up to 100% of their target bonuses in restricted shares of Class B Common Stock instead of cash (the “election percentage”). The members of the Office of the Chairman are automatically enrolled in AMIP with a 100% election percentage. Upon the program’s commencement (or an executive officer’s becoming eligible to participate in the program if that occurs after the program’s commencement), an executive officer electing to receive a portion of his or her target bonus in stock is issued restricted shares of Class B Common Stock. The number of restricted shares (“AMIP shares”) awarded to the participant equals the executive officer’s target bonus for each performance year, divided by the grant date price of the shares (determined in accordance with the administrative guidelines for the applicable AMIP Program), and multiplied by the election percentage.

      AMIP shares ultimately vest ten years after they have been issued (as long as the participant remains employed by the Company). However, if individual and Company business objectives and performance goals are achieved for a particular performance year, the executive officer may “earn” accelerated vesting of up to 100% of the portion of AMIP shares relating to the target bonus for that year. Awards that are above the target bonus for a particular performance year are generally paid in cash. If, at the time of accelerated vesting of AMIP shares for a given performance year, the share price exceeds the price at which the restricted shares were originally issued, the executive officer receives the benefit of a long-term incentive. The long-term incentive is realized in the form of the stock’s appreciation in value.

      The current AMIP Program, “AMIP V,” covers performance years 2002 through 2005. Under AMIP V, each Named Executive Officer (other than Mr. Alter) received restricted shares of Class B Common Stock with a value (based on the share price on the date of grant determined in accordance with the terms of the Omnibus Plan) equal to 100% of his or her target bonus for performance years 2002 through 2005. See the Summary Compensation table for details. Instead of cash bonuses, under AMIP V each of the Named Executive Officers (other than Mr. Alter) is eligible to receive accelerated vesting of restricted shares of Class B Common Stock with a value (based on the share price on the date of grant determined in accordance with the terms of the Omnibus Plan) up to a maximum of 100% of his or her target bonus for each performance year from 2002 through 2005. Restricted shares granted under AMIP V will vest 10 years after the grant date if accelerated vesting is not earned and the executive officer is still employed by the Company. Bonuses for the 2003 performance year were administered in accordance with the AMIP V program.

      As described in “The Chief Executive Officer’s 2003 Compensation” below, Mr. Alter is participating in AMIP V for performance year 2005 only, given his voluntary relinquishment of all salary and annual bonus compensation for performance years 2002 through 2004 in exchange for options granted.

      Stock Options. The Company’s Stock Option Program is administered under the Omnibus Plan pursuant to applicable administrative guidelines. The Stock Option Program is designed to reward long-term accomplishment through increases in the market value of the Company’s stock. Options or stock appreciation rights (“SARs”) are generally granted to executive officers upon hire and annually thereafter. The exercise price of an option or SAR is 100% of fair market value on the date of grant, based on the closing price of the underlying stock. Stock options and SARs generally vest in equal portions over a four-year period and expire 10 years after the grant date. Generally, if employees leave the Company before options become vested, they forfeit the unvested portions of these awards.

      The number of stock options awarded is generally based on an assessment of the executive’s current and anticipated contributions to the Company’s achievement of business objectives and performance goals, as well as individual performance. Stock option grants made to Named Executive Officers during 2003 are reflected in the Option Grants in Last Fiscal Year table.

      Restricted Stock. In addition to restricted shares that may be granted under the AMIP Programs, restricted shares of Class A or Class B Common Stock may, from time to time, be granted pursuant to the terms of executive employment agreements. Restricted shares granted under executive employment agreements will typically vest in equal increments on the first four anniversaries of the date of grant so long as the executive continues to be employed by the Company on such dates.

2003 Compensation

      Annual Incentives for 2003. The Company offers senior management employees annual incentives through the AMIP Program described above. Each Named Executive Officer has an annual “target” bonus, specified as a percentage of base salary, and, except for Mr. Alter (as described below), received restricted shares of Class B Common Stock pursuant to AMIP V with a value equal to 100% of the executive officer’s target bonus for performance years 2002 through 2005. The actual bonus awarded, if any, to each executive officer (other than members of the Office of the Chairman) for a given year’s performance is determined by the Plan Administration Committee. In the case of members of the Office of the Chairman, bonus awards are recommended by the Plan Administration Committee and are reviewed and approved by the Board of Directors. The decision regarding each bonus award is based on a number of factors, such as the achievement of individual and Company business and performance objectives, including financial and non-financial goals. The decision may take into account external factors, such as the results of regulatory examinations and the overall competitive and regulatory environment in which results were achieved.

      The criteria for bonuses awarded for the 2003 performance year were multi-faceted. The decision took into account the degree to which the Company achieved its financial goals established in the Company’s guidance, the continuing improvement in credit quality and other improvements over prior year performance, while also considering the extent to which the more aspirational financial and non-financial goals set forth in the Company’s strategic plan were achieved. The criteria also included subjective factors, such as an assessment of the executive’s performance and the executive’s impact on building a strong foundation for the Company’s future, as well as consideration of factors beyond the executive’s control such as the economic environment. There is no formal weighting of each factor. Based on these and other considerations, the Plan Administration Committee authorized (or recommended to the Board of Directors, in the case of the Office of the Chairman) bonus awards of less than the target bonus amount for each of the Named Executive

Officers (other than Mr. Alter who was not eligible to receive an award because, as described below, he voluntarily elected to relinquish his salary and annual AMIP bonus for performance year 2003).

The Chief Executive Officer’s 2003 Compensation

      In November of 2001, Mr. Alter elected to forego his base salary compensation from January 1, 2002 until July 31, 2003 and to forego participation in the Company’s annual AMIP bonus program for the 2002 performance year. In exchange, the Board of Directors granted Mr. Alter 700,000 nonqualified options to purchase Advanta Class B Common Stock at an exercise price of $8.08, the closing price of the Class B Common Stock on the date of grant. The options have a seven-year term and vest in two increments, so that 469,000 became vested in February 2003 and 231,000 became vested in July 2003. In 2001, the Board also authorized the Company to allow Mr. Alter to take a distribution of the balance in his deferred compensation plan account during 2002, penalty-free.

      In January of 2002, Mr. Alter elected to relinquish his base salary through December 31, 2004, and to forego participation in the annual AMIP bonus program for performance years 2003 and 2004. In exchange, the Board of Directors granted Mr. Alter 800,000 additional nonqualified options to purchase Advanta Class B Common Stock at an exercise price of $8.359, the closing price of the Class B Common Stock on the date of the grant. The options have a seven-year term and vest in two increments, such that 360,000 became vested in February 2004 and the remainder are scheduled to vest in February 2005. Upon the advice of independent consultants, the Board defined the terms of the aforementioned stock option grants such that the expected present value of each grant appropriately and competitively replaced the expected present value of Mr. Alter’s foregone salary and AMIP bonuses, and reflected Mr. Alter’s past, present, and expected future contributions to the Company, based upon the same criteria used to determine salaries and bonuses for other executive officers at that time.

      In January 2003, as stipulated by the Board of Directors in January 2002, and under the terms of the AMIP Program, Mr. Alter was granted 55,781 restricted shares of Class B Common Stock intended to cover his participation in the AMIP Program for the performance year 2005. See the Summary Compensation Table. Mr. Alter received a grant under the Stock Option Program for 2003, as did the other Named Executive Officers. Mr. Alter was granted 100,000 options to purchase shares of Class B Common Stock. See the Option Grants in Last Fiscal Year table. The decision takes into account the same factors and criteria described above under “Long-Term Incentives — Stock Options.”

Impact of IRS Pay Cap Regulation

      Section 162(m) of the Internal Revenue Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company’s chief executive officer and its four other most highly compensated executive officers. The Committee believes that payment of compensation that is not deductible under Section 162(m) is sometimes in the best interests of the Company, and the Committee and the Board of Directors have accordingly approved such arrangements in certain circumstances.

Compensation Committee

Max Botel, Chairman
Dana Becker Dunn
Ronald Lubner

STOCK PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s Class A Common Stock during the five years ended December 31, 2003 with the cumulative total return on the Standard & Poor’s 500 index and the Dow Jones Diversified Financial Services Companies index. The comparison assumes that $100 was invested at the market price on the close of business on December 31, 1998 through December 31, 2003 in the Class A Common Stock and the comparison indices with reinvestment of dividends.

Indexed	01/99	12/99	12/00	12/01	12/02	12/03

Advanta	100.0	140.0	69.0	79.5	73.5	108.7
Diversified Financial Services	100.0	122.9	133.3	124.3	96.7	127.8
S&P 500	100.0	121.0	110.0	96.9	75.5	97.2

ELECTION OF DIRECTORS

      The Board of Directors has nominated four candidates to be elected at the Meeting for a three-year term ending in 2007. Each nominee is currently serving as a Director of the Company. Six other Directors are currently serving terms which will expire in 2005 or 2006.

      Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the shares represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.

      Certain information regarding each nominee and each Director continuing in office following the Meeting is set forth below, including such individual’s age and principal occupation, positions and offices with the Company held by such person, a brief account of his or her business experience during at least the last five years and other directorships currently held at other companies, including publicly held companies.

Nominees For Election For A Term Expiring In 2007

Dennis Alter	Dana Becker Dunn	Arthur P. Bellis	Robert S. Blank

      Mr. Alter, age 61, became Executive Vice President and a Director of the Company’s predecessor organization in 1967. He became President and Chief Executive Officer in 1972, and Chairman of the Board of Directors in August 1975. Mr. Alter has remained as Chairman of the Board since August 1975. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter reassumed the title of Chief Executive Officer.

      Ms. Becker Dunn, age 53, has been a Director of the Company since March 1996. She served as Vice President of U.S. Services of Avaya, Inc., a leading provider of communications systems and software for enterprises, from October 2000 until retiring from Avaya, Inc. in August 2001. Prior to that position, Ms. Becker Dunn served as Vice President of Transition Operations in connection with the spin-off of Avaya, Inc. from Lucent Technologies and, before that, she served as Vice President, Growing and Emerging Markets, of Lucent Technologies Business Communications Services, formerly AT&T Global Business Communications, which she joined in December 1994. In 1992 she became Vice President and Chief Technical Officer for AT&T’s Call Servicing (Long Distance) Organization, after which she was Vice President of Strategic Planning and New Business Development for Consumer Communications Services. From 1984 to 1992, Ms. Dunn served AT&T in a variety of capacities, including Product Marketing Director in 1984, Director of Information Systems in 1986 and Operator Services-Eastern Region Vice President in 1988.

      Mr. Bellis, age 60, has been a Director of the Company since its incorporation in 1974. He has been a private investor since January 1993 and is currently active in the real estate development business. Prior to that time, from March 1986 he was Chairman and, until June 1991, Chief Executive Officer of Boca Bank, Boca Raton, Florida. He was also Chairman and Chief Executive Officer of Boca Bancorp, Inc., Boca Bank’s holding company. Mr. Bellis served on the board of directors of United Way International from December 1993 until the end of 2001, and served as Chairman from 1998-2000. He currently serves as Chairman of the Board of Trustees of United Way International. He also serves on the Executive Committee of the Aspen Center for Integrative Health.

      Mr. Blank, age 63, has been a Director of the Company since August 2001. In 1972 he joined Whitney Communications Company and Whitcom Partners, a partnership which owns and operates newspapers and cable television systems. Mr. Blank currently serves as Co-Chairman and Co-Chief Executive Officer of Whitney Communications Company and Senior Partner of Whitcom Partners. Mr. Blank serves on the board of Toll Brothers, Inc.

      The Board of Directors recommends voting “FOR” the election of all four nominees for election.

Incumbent Directors Continuing In Office For A Term Expiring In 2005

Max Botel	Ronald Lubner

      Mr. Botel, age 65, has been a Director of the Company since its incorporation in 1974. He retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. From February 1985 he also served as Vice President of Penn Center Investments, Inc., a securities brokerage firm, of which firm he became President in January 1995.

      Mr. Lubner, age 70, has been a Director of the Company since December 1996. He is Chairman of Belron International Ltd., a Luxembourg company, and Plate Glass Holdings Ltd., a Johannesburg company. Mr. Lubner is a 40-year veteran of the Plate Glass Group, which has annual sales of

$1.5 billion. Headquartered in Luxembourg and Johannesburg, the company manufactures and distributes the complete range of building, automotive and glass products. Mr. Lubner serves on the board of NextLeft, Inc., a privately held company.

Incumbent Directors Continuing In Office For A Term Expiring In 2006

Robert H. Rock	Olaf Olafsson	William A. Rosoff	Michael Stolper

      Mr. Rock, age 54, has been a Director of the Company since August 2001. In 1988 he joined MLR Holdings, LLC (“MLR Holdings”), an investment company with holdings in publishing and information businesses. Mr. Rock is currently President of MLR Holdings. Mr. Rock has also served as Chairman of Metroweek Corporation, a publisher of weekly newspapers and specialty publications, for more than the past five years. Mr. Rock serves on the boards of Alberto-Culver Company, Penn Mutual Life Insurance Company, Quaker Chemical Corporation, and PQ Corporation.

      Mr. Olafsson, age 41, has been a Director of the Company since December 1997. Since November 1999, Mr. Olafsson has been Vice Chairman of Time Warner Digital Media, a division of Time Warner Inc. and Executive Vice President of Time Warner. In September 1996, Mr. Olafsson joined the Company as Vice Chairman of Advanta Information Services, Inc. (“AIS”) and was elected as a Director of AIS in October 1996. Mr. Olafsson was elected President of the Company in March 1998. In October 1999 he resigned as President. Prior to joining the Company, he was President and Chief Executive Officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991.

      Mr. Rosoff, age 60, joined the Company in January 1996 as a Director and Vice Chairman. In October 1999, Mr. Rosoff became President as well as Vice Chairman of the Board of the Company. Prior to joining the Company, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, the Company’s outside counsel, where he advised the Company for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining the Company, as a member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a Trustee of Atlantic Realty Trust, a publicly held real estate investment trust.

      Mr. Stolper, age 48, has been a Director of the Company since June 1998. He co-manages Veritable, LP, a privately held registered investment advisor of which Mr. Stolper is a principal. Veritable, LP was formed in March 2004 to acquire the investment consulting assets of PNC Advisor’s Hawthorn unit. Mr. Stolper was President of Stolper & Co., Inc. from 1986 through 1997 and that business was merged with PNC Bank’s Family Wealth Management Group to form Hawthorn. Mr. Stolper has 26 years experience as an investment advisor and financial consultant.

Committees, Meetings And Compensation Of The Board Of Directors

      The Board of Directors held five meetings during the last fiscal year. All Directors who served during the last fiscal year attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. The Board of Directors has adopted a policy that all directors attend the Company’s annual meeting of stockholders, except under certain limited circumstances. Eight of our directors attended the 2003 annual meeting.

      Stockholders who wish to communicate with the Board of Directors or one or more specific individual Directors may do so by sending a written request to such Director or Directors in care of the Company’s Secretary at the address on the first page of this proxy statement. Any written request so received by the Secretary will be forwarded to the intended Director or Directors except under certain limited circumstances where it is deemed unnecessary or inappropriate pursuant to procedures established by a majority of the Directors who are independent, as defined under applicable Nasdaq rules.

Audit Committee

      The Board of Directors has an Audit Committee that is currently composed of Messrs. Blank, Botel and Stolper, each of whom is independent as defined under applicable Nasdaq rules. The Board of Directors has determined that each member of the Audit Committee qualifies as an audit committee financial expert, as defined by the SEC. The Audit Committee reviews and evaluates the Company’s internal accounting and auditing procedures; selects and engages the firm to be appointed as independent auditors to audit the Company’s financial statements; reviews with management and the independent auditors the Company’s quarterly and year-end operating results; reviews the scope and results of the audit with the independent auditors; and considers the independence of the auditors. The Audit Committee met seven times in 2003. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix A and is also available on the Company’s website at www.advanta.com.

Compensation Committee

      The Board of Directors has a Compensation Committee that is currently composed of Mr. Botel, Ms. Becker Dunn and Mr. Lubner, each of whom is independent as defined under applicable Nasdaq rules. The Compensation Committee reviews and approves Company-wide benefit programs and executive compensation programs and, where appropriate, reviews and approves individual arrangements for the Company’s executive officers. The Compensation Committee also recommends and approves compensation arrangements for outside Directors and serves in an advisory capacity to the full Board regarding compensation matters. The Compensation Committee met twice and acted by consent once during 2003.

      The Compensation Committee, acting as the Plan Administration Committee (the “Plan Administration Committee”), administers the Company’s 2000 Omnibus Stock Incentive Plan with respect to executive officers. The Plan Administration Committee is currently composed of Mr. Botel, Ms. Becker Dunn and Mr. Lubner (each of whom is a “non-employee director” under applicable SEC rules, an “independent director” under applicable Nasdaq rules and an “outside director” under applicable IRS rules). The Plan Administration Committee determines awards of stock options to executive officers and also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Board of Directors, as a whole, administers the 2000 Omnibus Stock Incentive Plan with respect to stock options granted to non-employee directors. The Plan Administration Committee met once as part of a Compensation Committee meeting. In addition, the Plan Administration Committee acted by consent four times during 2003.

Nominating Committee

      The Board of Directors has a Nominating Committee that is currently composed of Messrs. Olafsson and Lubner, each of whom is independent as defined under applicable Nasdaq rules. The Nominating Committee identifies and recommends to the Board of Directors individuals to serve on the Board. The Nominating Committee will consider director candidates recommended by stockholders, as described below. The Nominating Committee also periodically reviews and evaluates the size and composition of the Board and recommends to the Board any proposed changes as a result of these reviews. The Nominating Committee held no meetings during 2003. During 2004, the Nominating Committee considered and recommended to the Board the candidates to be nominated for reelection as directors at the Company’s 2004 Annual Meeting of Stockholders. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on the Company’s website at www.advanta.com.

Procedure for Nominating Director Candidates for Election to the Board

      Any stockholder of record entitled to vote in the election of directors who is a stockholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected may make a nomination for the election of directors to the Company’s Board of Directors provided that he or she complies with the procedure set forth in Section 3-13 of the Company’s By-Laws. Under the Company’s By-Laws, a stockholder wishing to nominate a director candidate for election to the Board must send timely written notice to the Company’s President setting forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned of record and beneficially by such nominating stockholder and the number that are owned beneficially by any beneficial owner; a description of all arrangements and understandings between the nominating stockholder and any beneficial owner and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; the name and address of any persons being nominated; a representation that the nominating stockholder is at the time of giving the notice, was or will be on the record date for meeting, and will be on the meeting date a holder of record of shares of the Company entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee proposed by the nominating stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by the Board of Directors of the Company; and the written consent of each nominee to serve as a director if so elected. To be timely, such notice must be received, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed. The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person that the presiding officer determines is not made in compliance with the foregoing procedure. The Nominating Committee will receive notice of any stockholder nomination made pursuant these procedures.

Procedure for Recommending Director Candidates to the Nominating Committee

      In addition to the procedures described above under the heading “Procedure for Nominating Director Candidates for Election to the Board,” stockholders may recommend director candidates for consideration by the Nominating Committee and recommendation by the Nominating Committee to the Board. Nothing contained herein amends or modifies in any way the process by which stockholders may directly nominate a director candidate to the Board, as set forth in the Company’s By-Laws and discussed above.

      To be timely received for consideration in connection with the Company’s 2005 Annual Meeting of Stockholders, the Nominating Committee must receive a stockholder-recommended nomination by January 3, 2005. All submissions of director candidates by stockholders to the Nominating Committee for its consideration must include all of the required information set forth above under the heading “Procedure for Nominating Director Candidates for Election to the Board,” and the following additional information:

•	Any information relevant to a determination of whether the nominee meets the criteria described below under the heading “Director Qualifications;”

•	Any information regarding the nominee relevant to a determination of whether the nominee would be barred from being considered independent under applicable Nasdaq or SEC rules or, alternatively, a statement that the nominee would not be so barred;

•	A statement, signed by the nominee verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation; and

•	If the recommending stockholder, or group of stockholders, has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date of recommendation, evidence of such beneficial ownership.

      All such submissions to the Nominating Committee must be made in writing and may be mailed to the Nominating Committee of Advanta Corp. in care of the General Counsel at the address appearing on the first page of this proxy statement.

Director Qualifications

      The Nominating Committee believes that each director nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Board should have the highest professional and personal ethics, consistent with the values and standards of the Company. At a minimum, nominees will be selected on the basis of their integrity, skill, leadership ability, financial sophistication, and capacity to help guide the Company. Nominees should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties.

Evaluation of Director Candidates by the Nominating Committee

      The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms, stockholders, or other persons. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended from other sources, except that the Nominating Committee may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. Director candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

      In connection with this evaluation, the Nominating Committee makes a determination whether to interview a prospective nominee based upon the Company’s needs and the Nominating Committee’s level of interest. If warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Nominating Committee makes a recommendation to the full Board as to its selection of director nominees, and the Board selects the nominees after consideration of the Nominating Committee’s recommendation and report. Each director nominee included on the proxy card for election at the Meeting was recommended by the Nominating Committee. No stockholder (or group of stockholders) beneficially owning more than 5% of the Company’s voting common stock recommended a director nominee for election at the Meeting.

Corporate Governance Committee

      The Board of Directors has a Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Alter, Bellis, Olafsson and Rosoff. The function of the Corporate Governance Committee is to identify, analyze and propose approaches and solutions to issues relating to the long-term effectiveness of the Board of Directors and senior management of the Company, including for example, issues relating to succession planning, retirement policies and management development.

Compensation of the Board of Directors

      Members of the Board of Directors who are not officers or employees of the Company receive an annual retainer of $25,000 for service on the Board, an annual retainer of $10,000 for service on a Board committee (other than as a Board committee chairperson, for whom the annual retainer is $15,000), and payments of $1,000 per day for each Board or Board committee meeting attended (chairpersons are paid $1,500 per day for each Board committee meeting they chair). However, Mr. Botel, Ms. Becker Dunn and Mr. Lubner are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee. The chairpersons of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee are Messrs. Blank, Botel, Alter and Olafsson, respectively. In addition, each non-employee Director is eligible for a $500,000 term life insurance policy on which the Company will pay the premiums and, although there is no build-up in cash value, the non-employee Director has the right to designate the beneficiary under the applicable policy. Under the Company’s 2000 Omnibus Stock Incentive Plan, each non-employee Director is currently entitled to receive a grant of an option to purchase 15,000 shares of Class B Common Stock upon appointment to the Board of Directors and, for each subsequent year, an annual grant, generally on the fourth Wednesday in January, of an option to purchase 9,000 shares of Class B Common Stock, in each case at an exercise price equal to the fair market value of such stock on the grant date. Each such option granted becomes exercisable on the anniversary of the grant date at the rate of 25% per year for four years, and expires ten years from the grant date. Directors are also entitled to reimbursement for expenses incurred in attending meetings of the Board of Directors and committees of the Board.

      Following the Company’s exit from the mortgage business, the Company restructured its stock option, stock appreciation rights and AMIP programs to reflect the restructuring of the Company. As part of the restructuring of these programs, in April 2001 the Company implemented a stock appreciation rights exchange program pursuant to which all outstanding stock appreciation rights were exchanged for cash with the cash being paid by the Company through a deferred compensation arrangement. As participants in this program, in 2003 Messrs. Bellis and Botel earned above-market interest on deferred compensation of $2,939 and $1,399, respectively.

Compensation Committee Interlocks And Insider Participation

      The only individuals who served as members of the Compensation Committee during the fiscal year ended December 31, 2003 were Messrs. Botel, Bellis, Lubner and Rock and Ms. Becker Dunn, all of whom served for all of fiscal 2003. None of the aforementioned members of the Compensation Committee is, or was during fiscal 2003, an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

      The only individuals who served as members of the Plan Administration Committee during the fiscal year ended December 31, 2003 were Messrs. Botel and Lubner and Ms. Becker Dunn, who served for all of fiscal 2003. None of the aforementioned members of the Plan Administration Committee is, or was during fiscal 2003, an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

Change Of Control And Severance Arrangements

      The Management Severance Plan provides benefits to senior management employees, including the Named Executive Officers, in the event of a “Change of Control” of the Company (as defined in the plan) if, within one year of the date of the Change of Control and subject to certain exceptions, there has been either an actual or constructive termination of the senior management employee. The Management Severance Plan provides severance ranging from 39 to 104 weeks of salary, depending on the senior management employee’s level within the Company.

      The Advanta Employees Severance Pay Plan provides benefits to all employees, including the Named Executive Officers, in the event of termination of employment due to layoff, reduction in force, reorganization or other similar business decision, subject to certain exceptions. With respect to the Named Executive Officers, this plan provides benefits ranging from 12 to 32 weeks of salary, depending on the Named Executive Officer’s years of service with the Company.

      In May 1997, the Board of Directors adopted the Supplemental Plan under which members of the Office of the Chairman would be entitled to receive benefits in the event of a Change of Control (as defined in the program document) or other similar transaction. Under this program, each member of the Office of the Chairman will be eligible to receive supplemental compensation in connection with a Change in Control if, subject to certain exceptions, such executive is an employee of the Company at the time a Change of Control occurs and is terminated from employment within three years after the Change of Control occurs. The supplemental compensation to be paid to an eligible executive will be determined by the Compensation Committee based on factors set forth in the program but will in no event be less than $3 million or more than $5 million.

Other Matters

      In January 1996, Mr. Rosoff and the Company entered into an agreement under which Mr. Rosoff’s annual base salary is a minimum of $475,000. Under the terms of the agreement, he is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in the AMIP Program (with a target bonus of at least 75% of his base salary) and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP bonus will be at least $1 million. The agreement contains certain other provisions, some of which as described in prior years’ proxy statements, have been fully performed.

      In May 1998 Mr. Browne entered into an employment agreement with the Company in connection with his employment by the Company as Senior Vice President and Chief Financial Officer. The agreement provided that Mr. Browne’s starting annual base compensation would be $350,000 and that he would be entitled to participate in the AMIP Plans (with a target bonus of at least 50% of his base salary and a maximum bonus of 200% of target). In the event of a “change in control” (as defined in the Management Severance Plan), Mr. Browne will be entitled to severance of two times his base salary. The agreement contains certain other provisions which, as described in prior years’ proxy statements, have been fully performed. Mr. Browne’s wife has been employed by the Company since January 1994. For fiscal 2003, Ms. Browne received compensation, including salary, bonus and other benefits of $217,390. Ms. Browne currently serves as Senior Counsel to the Company.

      In May 2001, Mr. Beck became President of Advanta Bank Corp., the Company’s banking subsidiary located in Draper, Utah. In connection with Mr. Beck assuming this position, the Company requested that he establish and maintain his residence in Utah. Mr. Beck and the Company entered into a Relocation Agreement, dated as of June 5, 2001 (the “Relocation Agreement”), pursuant to which the Company made a one-time payment to Mr. Beck for certain relocation expenses. The amount of the relocation payment was $76,477, including $35,896 as reimbursement for federal, state and local taxes attributable to the relocation payment. Under the Relocation Agreement, the Company also agreed to provide Mr. Beck with mortgage financing for the acquisition of his new home in Utah and a revolving equity line of credit for certain costs and expenses relating to his establishment and maintenance of a residence in Utah. The mortgage financing was provided by the Company pursuant to a Purchase Money Note in the original principal amount of $352,800 that is secured by a first lien against the property. The Purchase Money Note provides that interest on unpaid principal be charged at the rate of 7% per annum until the full amount of principal and accrued interest has been paid. The Purchase Money Note has a maturity date of June 30, 2031, subject to acceleration upon resignation, retirement or other termination of employment with the Company or any of its affiliates or upon the occurrence of certain other repayment events specified in the Relocation Agreement. Effective as of June 5, 2001, the Company also entered into a Revolving Note with Mr. Beck to extend to him a $100,000 revolving home equity line of credit to finance certain costs associated with establishing and maintaining his residence in Utah. The Revolving Note is secured by a second lien against the property. The Revolving Note accrues interest at the rate of 7% per annum on the amount of any principal advanced. The Revolving Note has a maturity date of June 30, 2011, subject to acceleration on the same terms and conditions as the Purchase Money Note. So long as no repayment event occurred, repayment of all principal and interest on the Purchase Money Note and the Revolving Note was deferred until July 1, 2004. The maximum amounts outstanding under the Purchase Money Note and the Revolving Note during 2003 were $416,299 and $51,670, respectively. As of March 31, 2004, the amounts outstanding under the Purchase Money Note and the Revolving Note were $422,473 and $67,310, respectively. Mr. Beck resigned from his employment with the Company effective February 3, 2004. The termination of Mr. Beck’s employment with the Company constitutes a repayment event under the terms of the Relocation Agreement. Mr. Beck expects to sell his property in Utah and use the net proceeds from the sale to satisfy his obligations to the Company under the Purchase Money Note and Revolving Note in accordance with the terms of the Relocation Agreement.

      In connection with Mr. Beck’s resignation, Mr. John Moore became President of Advanta Bank Corp. in January, 2004. The Company has requested that, as President of Advanta Bank Corp., Mr. Moore establish and maintain his principal residency in Utah. In order to facilitate this relocation, the Company and Mr. Moore expect to enter into a relocation agreement pursuant to which the Company will agree to: (a) make a relocation payment to Mr. Moore to cover certain expenses related to his relocation to Utah and the establishment and maintenance of his Utah residency; (b) reimburse Mr. Moore for certain expenses related to the maintenance of his Utah residence; and (c) under certain circumstances purchase Mr. Moore’s Utah residence from him. Additionally, the relocation agreement is expected to provide that, under certain circumstances, the Company will reimburse Mr. Moore for the taxes relating to these payments.

      Mr. Rock, one of the Company’s Directors, is an executive officer of Family Business Publishing Company (“FBPC”), a company that publishes magazines, including Family Business Magazine. During 2003, the Company negotiated an arms-length agreement with FBPC pursuant to which the Company agreed to purchase editions of Family Business Magazine from FBPC to provide to certain of the Company’s existing and potential customers as a benefit. During 2003, the Company paid $82,800 to FBPC under this agreement.

PRE-APPROVAL POLICY FOR SERVICES BY INDEPENDENT AUDITORS

      The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and permissible non-audit services performed by the Company’s independent auditors, including the fees and terms of each engagement. The Audit Committee has delegated its pre-approval authority to one of its members, Mr. Botel, who is authorized to pre-approve all audit, review and attest services and non-audit services other than the fees and terms for the Company’s annual audit. Any pre-approvals pursuant to this delegated authority are reported to the Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is composed of three independent directors, in accordance with applicable Nasdaq rules, and operates under a written charter adopted by the Board of Directors.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the

Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for expressing an opinion on those financial statements based on their audit. The Audit Committee is responsible for overseeing and monitoring these activities on behalf of the Board of Directors. The Audit Committee also selects the Company’s independent auditors. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent auditors. The Audit Committee reviews with both the independent and internal auditors their audit plans, audit scope and identification of audit risk.

      The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2003 with management and the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees.

      The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence. Further, the Audit Committee has considered whether the provision of non-audit services by the auditors is compatible with the independence of the auditors.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee

Robert Blank, Chairman

Max Botel
Michael Stolper

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the Board of Directors selected KPMG LLP to audit the Company’s financial statements for the fiscal year ended December 31, 2004. A representative of KPMG LLP is expected to be present at the Meeting. The representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

      On June 28, 2002, the Company engaged KPMG LLP as its independent public accountants and dismissed Arthur Andersen LLP (“Andersen”) as its independent public accountants. The decision to change the Company’s independent public accountants was recommended by the Company’s senior management and Audit Committee and approved by the Board of Directors.

      The decision to change independent public accountants was not the result of any disagreement with Andersen with respect to any reporting or disclosure requirement applicable to the Company. Andersen’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period between December 31, 2001 and the dismissal of Andersen, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagree-

ment(s) in connection with its reports for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      The Company provided Andersen with a copy of the foregoing disclosures. A copy of Andersen’s letter dated June 28, 2002, stating that it has found no basis for disagreement with such statements, was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2002.

      During the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period between December 31, 2001 and June 28, 2002, the Company did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

AUDIT FEES

      The following is a description of the fees billed to the Company by KPMG LLP for the years ended December 31, 2003 and 2002.

      Audit Fees: Audit fees include those related to the audit of the Company’s consolidated financial statements and quarterly reviews of the consolidated financial statements of the Company for the quarterly and year to date periods during 2003 and 2002 and totaled approximately $1,215,000 in 2003 and $1,020,000 in 2002. These fees include amounts for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements as well as audit and other attestation services required by statute or regulation, comfort letters to underwriters, consents, and reviews of SEC filings.

      Audit Related Fees: These fees include employee benefit plan audits, accounting consultation on proposed transactions and audit or attest services not required by statute or regulation and totaled approximately $204,000 in 2003 and $130,000 in 2002.

      Tax Fees: Tax fees include all tax services other than those included in “audit” and “audit related” and include fees for tax compliance, tax planning and tax advice and totaled approximately $385,000 in 2003 and $397,000 in 2002.

      All Other Fees: There were no fees for other non-audit services during 2003 or 2002.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received by January 3, 2005, in order to be considered for inclusion in the Company’s proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company’s proxy soliciting material for the 2005 Annual Meeting of Stockholders. Stockholder proposals should be directed to the Company in care of the Company’s Secretary, at the address of the Company set forth on the first page of this proxy statement.

      A stockholder of the Company may wish to have a proposal presented at the 2005 Annual Meeting of Stockholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the Company in care of the Company’s Secretary at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by March 18, 2005, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company’s 2005 Annual Meeting of Stockholders will have the right to exercise discretionary voting authority as to such proposal.

ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the SEC for its most recent fiscal year. Such written request should be directed to Investor Relations, at the address of the Company appearing on the first page of this proxy statement.

HOUSEHOLDING INFORMATION

      The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies.

      The Company understands that a number of intermediaries will be “householding” the Company’s proxy materials and annual report. If you hold your shares of the Company’s stock through one of these intermediaries, a single proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of each of these documents to you if you contact Investor Relations at the address of the Company appearing on the first page of this proxy statement or at (215) 444-5335. If you hold your shares of the Company’s stock through an intermediary and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

      If you currently receive multiple copies of the proxy statement and annual report and you would like to receive only one copy for your household in the future, you should contact your broker, bank or other nominee record holder, or you may contact the Company by writing to Investor Relations at the address of the Company appearing on the first page of this proxy statement.

Appendix A

ADVANTA CORP.

AUDIT COMMITTEE CHARTER

I. Purpose

      The primary function of the Audit Committee (the “Committee”) of Advanta Corp. (the “Corporation”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to (1) the audit and overall integrity of the Corporation’s financial statements, (2) the Corporation’s process for financial reporting and monitoring compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Corporation’s internal audit and risk management functions and independent auditor, (5) the Corporation’s accounting and system of internal controls and (6) the Corporation’s code of ethics for senior financial officers. In addition, the Committee will prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement.

      In effecting its purposes, it is the Committee’s policy to maintain free and open means of communication among the directors, the independent auditor and the management of the Corporation. Consistent with these functions, it is the objective of the Committee to foster adherence to the Corporation’s policies, procedures and practices at all levels.

II.	Composition

      The Audit Committee will be comprised of three or more directors, as determined by the Board. Each of the directors will meet the independence, experience and expertise requirements of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other independence, experience and/or expertise requirements applicable to the Corporation, including the requirements of the NASDAQ National Market (“NASDAQ”). At least one member of the Committee will be a “financial expert,” as such term is defined by applicable regulations of the SEC and/or NASDAQ. All members of the Committee will have a working familiarity with finance and accounting practices.

      The members of the Committee will be elected by the Board and serve until their successors are duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Committee will report to the Board following meetings of the Committee.

      No member of the Audit Committee will receive compensation from the Corporation other than director’s fees or other remuneration given to board members for their service on the Board.

III.	Meetings

      The Committee will meet, in person or telephonically, as often as it determines, but not less than four times annually. The Committee will meet with the independent auditor and management to review the Corporation’s financial results. The Committee may request any officer or employee of the Corporation, the Corporation’s outside counsel or independent auditor to attend a meeting. The Committee will meet at least annually with management, internal audit and the independent auditor in separate executive sessions.

IV.	Responsibilities

      The Committee has the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), determine compensation for and oversee the independent auditor, including the authority to resolve disagreements between management and the indepen-

dent auditor regarding financial reporting. The independent auditor will report directly to the Committee.

      In accordance with applicable requirements, the Committee will pre-approve (i) all audit engagement fees and terms, and (ii) all audit services and permitted non-audit services. The Committee may delegate pre-approval responsibilities to a member of the Committee who shall be authorized to pre-approve all audit, review and attest services and non-audit services other than the engagement of the Corporation’s auditors and the audit engagement fees and terms for the annual audit. Any decisions of any Committee member to whom pre-approval authority is delegated will be presented to the full Committee at its next scheduled meeting.

      The Committee will oversee the Corporation’s internal audit and risk management functions and these functions will report directly to the Committee.

      The Committee has the authority, to the extent it deems necessary or appropriate, to engage independent legal, accounting or other advisors. The Corporation will provide for appropriate funding, as determined by the Committee, for payment of compensation to any such advisors employed by the Committee.

      The Committee will report regularly to the Board. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee will annually review the Committee’s own performance.

      In carrying out its duties and responsibilities, it is the Committee’s policy to remain flexible with respect to its procedures and practices in order to best react to changing conditions and to maintain corporate accounting and reporting practices of the Corporation that are in accordance with all applicable requirements.

      In carrying out its duties and responsibilities, the Committee will act in accordance with applicable requirements and, to the extent it deems necessary or appropriate, will:

A. Financial Reporting

      1. Review with management and the independent auditor: the Corporation’s critical accounting policies, and any significant changes; significant accounting and financial reporting developments, including recent professional, legal and regulatory pronouncements; and off-balance sheet structures.

      2. Review with management and the independent auditor the Corporation’s annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations. Discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. The Committee will recommend to the Board whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K).

      3. Prior to the filing of the Corporation’s Form 10-Q: review with management and the independent auditor the Corporation’s quarterly financial results; discuss the results against prior relevant periods and any significant variances from the financial plan; review the results of the independent auditor’s quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

      4. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, selection and disclosure of critical accounting estimates and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Corporation’s financial statements.

      5. Review with management the Corporation’s earnings press releases.

      6. Review any disclosures made to the Committee by the Corporation’s CEO and CFO during their annual and quarterly certification process in connection with the Corporation’s Forms 10-K and 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information and any fraud involving management or other employees with a significant role in the Corporation’s internal controls over financial reporting.

B. Independent Auditor

      1. Select the independent auditor (subject, if applicable, to shareholder ratification) who will perform the audit of the Corporation, considering independence and effectiveness, and generally approve the fees and other compensation to be paid to the independent auditor.

      2. Review the proposed scope of the audit and the proposed staffing and planning of the audit to ensure appropriate coverage consistent with Sections 203 and 206 of the Sarbanes-Oxley Act of 2002. Review and specifically approve the fees proposed to be charged for such audit.

      3. Monitor the Corporation’s compliance with applicable requirements relating to the rotation of the lead audit partner and the hiring of employees or former employees of the independent auditor.

      4. On an annual basis, review the independent auditor’s formal written statement regarding all significant relationships the independent auditor has with the Corporation to determine the independent auditor’s independence. Discuss with the independent auditor its independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standard Board. Discuss with the independent auditor any disclosed relationships or services, and take, or recommend that the Board take, appropriate action.

      5. Review the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant.

      6. Periodically consult with the independent auditor, without management present, regarding the Corporation’s internal controls and the fullness and accuracy of the Corporation’s financial statements.

      7. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to conduct of the audit. Review reports from the independent auditor with respect to:

•	the critical accounting policies and practices of the Corporation,

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

      8. At least annually, the Committee will obtain and review a report by the independent auditor describing the following: (1) the auditing firm’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (3) in order to assess the independent auditor’s independence, all relationships between the independent auditing firm and the Corpora-

tion. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditing firm’s internal quality controls are adequate and provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal audit. The Committee will report its conclusions with respect to the independent auditor to the Board.

C. Internal Controls

      1. Discuss with management and the independent auditor the adequacy and effectiveness of the accounting and financial controls of the Corporation.

      2. Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertions, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

      3. Inquire of management and the independent auditor about significant risks or exposures to the Corporation and assess the steps management has taken to minimize such risks to the Corporation.

D. Internal Audit and Risk Management

      1. Review the proposed internal audit and risk management plans, including approach, scope and staffing, at least annually.

      2. Periodically review internal audit and risk management activities and functions, including the key areas of internal audit focus and risk management focus as well as any significant reports to management prepared by internal audit, the Risk Management Report presented by the Corporation’s Risk Management Officer, and management’s responses to any such reports.

E. Review of Annual Audit Process

      1. Following completion of the annual audit, review separately with management and with the independent auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

      2. Review any significant disagreement between management and the independent auditor in connection with the preparation of the financial statements.

F. Compliance Oversight

      1. Review related-party transactions and, to the extent required by applicable law or rule, approve such transactions.

      2. In accordance with applicable requirements, require that the independent auditor communicate whether or not it is aware of any reportable illegal acts that would implicate Section 10A(b) of the Exchange Act.

      3. In accordance with applicable requirements, the Audit Committee Charter will be included on the Corporation’s website and included in the Corporation’s annual proxy statement.

      4. In accordance with applicable requirements, ensure that a code of ethics is formalized in writing and periodically review management’s monitoring of the Corporation’s compliance with the code.

      5. In accordance with applicable requirements, establish and periodically review the Corporation’s procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding internal accounting controls, questionable accounting or auditing matters.

      6. Perform any other activities consistent with this Charter, the Corporation’s bylaws and applicable law or other requirements, as the Committee or the Board deems necessary or appropriate.

V.	Limitation of Committee’s Role

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Appendix B

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ADVANTA CORP.

     The undersigned, a stockholder of Advanta Corp. (the “Company”), hereby constitutes and appoints Dennis Alter, William A. Rosoff and Elizabeth H. Mai, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Wednesday, June 9, 2004, at 1:00 p.m. at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:

(Continued, and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  Detach here from proxy voting card.  ▲

Mark Here	☐
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD AUTHORITY
		all four nominees for director listed below	to vote for all four nominees for director listed below
1.	ELECTION OF DIRECTORS Nominees:	☐	☐

01	Dennis Alter
02	Dana Becker Dunn
03	Arthur P. Bellis
04	Robert S. Blank

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

2.	To transact such other business as may properly come before the meeting.

If not otherwise specified, the shares will be voted FOR the election of all four nominees for director. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting and the proxy statement of Advanta Corp. furnished herewith.

PLEASE SIGN AND MAIL PROMPTLY.

Signature	Signature	Date	, 2004

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

▲  Detach here from proxy voting card  ▲